UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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American Virtual Cloud Technologies, Inc.

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American Virtual Cloud Technologies, Inc. 1720 Peachtree Street, Suite 629 Atlanta, GA 30309

December 10, 2021

To the Stockholders of American Virtual Cloud Technologies, Inc. (the “Company”):

You are cordially invited to attend the annual meeting of stockholders of the Company (the “Annual Meeting”) to be held on December 23, 2021, at 10:00 a.m. local time at the offices of Greenberg Traurig, LLP, located at 1750 Tysons Boulevard, Suite 1000, McLean, Virginia 22102.

Information regarding each of the matters to be voted on at the annual meeting is contained in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. The Board of Directors recommends that you vote “for” each of the proposals to be presented at the meeting.

Whether or not you plan to attend the annual meeting, we urge you to use our Internet voting system or to complete, sign and date the accompanying proxy card and return it in the enclosed postage-prepaid envelope as soon as possible so that your shares will be represented at the annual meeting. If you later decide to attend the annual meeting or change your vote, you may withdraw your proxy and vote in person at the annual meeting. Voting through our Internet voting system or by written proxy will ensure your representation at the annual meeting if you do not attend in person.

Your vote is important. Whether you own a few shares or many, and whether or not you plan to attend the annual meeting in person, it is important that your shares be represented and voted. We thank you for your continued support of the Company and look forward to seeing you at the annual meeting.

Sincerely,

/s/ Lawrence E. Mock, Jr.
Lawrence E. Mock, Jr.
Chairman of the Board

American Virtual Cloud Technologies, Inc. 1720 Peachtree Street, Suite 629 Atlanta, GA 30309

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

December 10, 2021

Dear Stockholder:

It is my pleasure to invite you to attend American Virtual Cloud Technologies, Inc.’s annual meeting of stockholders. The meeting will be held on December 23, 2021, at 10:00 a.m. local time at the offices of Greenberg Traurig, LLP, located at 1750 Tysons Boulevard, Suite 1000, McLean, Virginia 22102. At the meeting, you will be asked:

1.	To elect the four Class I directors nominated by our Board of Directors and named in the proxy statement to serve for three-year terms expiring at the 2024 annual meeting of stockholders.

2.	To ratify the appointment of UHY LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2021;

3.	To authorize the Board of Directors to adjourn and postpone the annual meeting to a later date or dates, if necessary, to allow time for further solicitation of proxies if there are not sufficient votes present in person or represented by proxy at the annual meeting to approve the proposals; and

4.	To transact any other business which properly may be brought before the annual meeting or any adjournment or postponement thereof, including matters incidental to its conduct.

Only stockholders of record as of the close of business on December 7, 2021 may vote at the Annual Meeting.

It is important that your shares be represented at the annual meeting, regardless of the number you may hold. Whether or not you plan to attend, please vote using the Internet, by telephone or by mail, in each case by following the instructions in our proxy statement. This will not prevent you from voting your shares in person if you are present.

I look forward to seeing you on December 23, 2021.

Sincerely,

/s/ Lawrence E. Mock, Jr.
Lawrence E. Mock, Jr.
Chairman of the Board

This proxy statement, including the form of proxy, is first being mailed to shareholders on or about December 13, 2021.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on December 23, 2021: The proxy statement and annual report to security holders are available at https://www.cstproxy.com/avctechnologies/2021.

American Virtual Cloud Technologies, Inc. 1720 Peachtree Street, Suite 629 Atlanta, GA 30309

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did you furnish me this Proxy Statement?

This proxy statement and the enclosed proxy card are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or “Board”) of American Virtual Cloud Technologies, Inc., a Delaware corporation (the “Company,” “AVCT,” “we,” us,” or “our”), for use at the annual meeting of the Company’s stockholders to be held on December 23, 2021, at 10:00 a.m. local time at the offices of Greenberg Traurig, LLP, located at 1750 Tysons Boulevard, Suite 1000, McLean, Virginia 22102., and at any adjournments or postponements of the annual meeting. This proxy statement summarizes the information that you need to make an informed vote on the proposals to be considered at the annual meeting. However, you do not need to attend the annual meeting to vote your shares. Instead, you may simply complete, sign, and return the enclosed proxy card using the postage-prepaid envelope provided, or you may grant a proxy to vote your shares by means of the Internet. The approximate date on which this proxy statement and the enclosed proxy card were sent to the Company’s stockholders is December 13, 2021.

What proposals will be addressed at the annual meeting?

Stockholders will be asked to consider the following proposals at the annual meeting:

1.	To elect the four Class I directors nominated by our Board of Directors and named in the proxy statement to serve for three-year terms expiring at the 2024 annual meeting of stockholders;

2.	To ratify the appointment of UHY LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2021;

3.	To authorize the Board of Directors to adjourn and postpone the annual meeting to a later date or dates, if necessary, to allow time for further solicitation of proxies if there are not sufficient votes present in person or represented by proxy at the annual meeting to approve the proposals; and

4.	To transact any other business which properly may be brought before the annual meeting or any adjournment or postponement thereof, including matters incidental to its conduct.

The Board of Directors has taken unanimous affirmative action with respect to each of the foregoing proposals and recommends that the stockholders vote as set forth in the following pages of this proxy statement with respect to each proposal.

Who may vote on these proposals?

Stockholders who owned shares of Common Stock as of the close of business on Tuesday, December 7, 2021 (the “Record Date”) are entitled to vote at the annual meeting on all matters properly brought before the annual meeting.

As of the Record Date, the Company had 67,959,483 issued and outstanding shares of Common Stock entitled to vote at the annual meeting.

How many votes do I have?

Each share of Common Stock is entitled to one vote on each matter that comes before the annual meeting.

Why would the annual meeting be adjourned or postponed?

The Board intends to adjourn and postpone the annual meeting if, as of December 23, 2021, the number of shares of voting stock present at the annual meeting, in person or represented by proxy, is insufficient to either constitute a quorum or approve any of the proposals described in this proxy statement to be submitted to stockholders for consideration.

What constitutes a quorum?

To conduct business at the Company’s annual meeting, a majority of the voting power of the issued and outstanding shares of the Company’s capital stock must be present in person or represented by proxy. This is known as a “quorum.” Abstentions and broker non-votes (described below) will count toward establishing a quorum.

How do I vote by proxy?

Whether you plan to attend the annual meeting or not, we urge you to complete, sign and date the proxy card provided and return it promptly in the postage-prepaid envelope provided, or to vote via the Internet. Alternatively, if you are a stockholder of record, you may go to https://www.cstproxy.com/avctechnologies/2021 and grant a proxy to vote your shares by means of the Internet. You will be required to provide the control number contained on your proxy card. Returning the proxy card or voting via the Internet will not affect your right to attend the annual meeting or to vote in person.

If you properly complete your proxy card and send it to us in time to vote or timely grant your proxy via the Internet, your proxy (one of the individuals named on your proxy card) will vote your shares as you have directed on the proxy card. If you sign the proxy card but do not give voting instructions for a particular proposal, then your proxy will vote your shares on that proposal as recommended by the Board of Directors as follows:

1.	FOR the election of the four Class I directors nominated by our Board of Directors and named in the proxy statement to serve for three-year terms expiring at the 2024 annual meeting of stockholders;

2.	FOR the ratification of the appointment of UHY LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2021;

3.	FOR the Board authorization to adjourn and postpone the annual meeting to a later date or dates if there is no quorum or there are insufficient votes to approve any of the proposals; and

4.	In the proxy’s discretion with respect to any other business which is properly brought before the annual meeting or any adjournment or postponement thereof, including matters incidental to its conduct.

As of the date of this proxy statement, we are not aware of any matters other than those set forth in proposals 1 through 2 that will be brought before the annual meeting.

How do I vote in person?

If you plan to attend the annual meeting and vote in person, we will give you a ballot when you arrive. While you are not required to notify anyone in order to attend the annual meeting, if you do plan to attend the meeting, we would appreciate it if you would indicate your plans to attend the annual meeting when you vote by Internet or mark the appropriate box on the proxy card, or notify our Corporate Secretary at (404) 239-2863. This will assist us with meeting preparations.

The annual meeting is currently scheduled to be held in person. However, we are actively monitoring the coronavirus, or COVID-19, situation and if we determine that it is not possible or advisable to hold the annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include switching to a virtual meeting format, or changing the time, date or location of the annual meeting. Any such change will be announced via press release and the filing of additional proxy materials with the Securities and Exchange Commission (“SEC”).

What if my shares are held in street name?

If your shares are registered in the name of a broker, bank or other nominee (typically referred to as being held in “street name”), you will receive instructions from your broker, bank, or other nominee that must be followed in order for your broker, bank, or other nominee to vote your shares per your instructions. Many brokerage firms and banks have a process for their beneficial holders to provide instructions via the Internet or over the telephone. If Internet or telephone voting is unavailable from your broker, bank or other nominee, please complete and return the enclosed voting instruction card in the enclosed postage-prepaid envelope.

If you do not provide instructions on how to vote, your broker may have authority to vote your shares. This is called a “broker non-vote.” Under the rules that govern brokers who are voting with respect to shares that are held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the ratification of the appointment of independent auditors, but not the election of directors, the adoption of, or amendments to, certificates of incorporation or employee stock purchase plans, or advisory proposals on executive compensation. Your vote is especially important. If your shares are held by a broker, your broker cannot vote your shares for the election of directors unless you provide voting instructions. Therefore, please instruct your broker regarding how to vote your shares on these matters promptly. See “Vote Required” following each proposal for further information.

If you hold shares through a broker, bank, or other nominee and wish to be able to vote in person at the meeting, you must obtain a “legal proxy” from your broker, bank, or other nominee and present it to the inspector of election with your ballot at the meeting.

May I revoke my proxy?

If you give a proxy, then you may revoke it at any time before it is exercised, as follows:

1.	You may send in another proxy bearing a later date;

2.	You may send written notice (if the stockholder is an entity, under its seal, by an officer or other authorized person of the entity) addressed to the Corporate Secretary at the Company’s principal executive and administrative offices before the annual meeting that you are revoking your proxy; or

3.	You may vote in person at the annual meeting.

What vote is required to approve each proposal?

Proposal 1: Election of the four Class I directors nominated by our Board of Directors and named in the proxy statement to serve for three-year terms expiring at the 2024 annual meeting of stockholders.

Class I directors are elected by a plurality of all votes cast by holders of voting stock present at the annual meeting, in person or represented by proxy, and entitled to vote on the election of directors. A nominee who receives a plurality means that he has received more votes than any other nominee for the same director’s seat. Abstentions and broker non-votes will have no impact on the outcome of the vote on the election of directors.

Proposal 2: Ratification of the independent registered public accounting firm.

The ratification of the appointment of the Company’s independent registered public accounting firm, as described in Proposal 2, requires the affirmative vote of the majority of the shares of voting stock present at the annual meeting, in person or represented by proxy, and entitled to vote thereon. An abstention will be treated as a vote against the ratification, but a broker non-vote will have no impact on the outcome of the vote on Proposal 2. However, because brokers generally have discretionary authority to vote on the ratification of independent auditors, broker non-votes are generally not expected to result from the vote on Proposal 2.

Proposal 3: Adjournment of the annual meeting.

The approval of a resolution authorizing the Board of Directors to adjourn and postpone the annual meeting, as described in Proposal 3, requires the affirmative vote of the majority of the voting power of our shares of voting stock present at the annual meeting, in person or represented by proxy, and entitled to vote thereon. An abstention will be treated as a vote against adjournment, but a broker non-vote will have no impact on the outcome of the vote on Proposal 3.

Are there any dissenters’ rights of appraisal?

The Board of Directors is not proposing any action for which the laws of the State of Delaware, the Company’s Amended and Restated Certificate of Incorporation or the Company’s Amended and Restated Bylaws provide a stockholder with a right to dissent and obtain appraisal of or payment for such stockholder’s shares.

Who bears the cost of soliciting proxies?

The Company will bear the cost of soliciting proxies in the accompanying form and will reimburse brokerage firms and others for expenses involved in forwarding proxy materials to beneficial owners or soliciting their execution. In addition to solicitations by mail, the Company, through its directors and officers, may solicit proxies in person, by telephone or by electronic means. Such directors and officers will not receive any special remuneration for these efforts.

Where are the Company’s principal executive and administrative offices?

The principal executive and administrative offices of the Company are located at 1720 Peachtree Street, Suite 629, Atlanta, GA 30309, and the telephone number is (404) 239-2863.

How can I obtain additional information about the Company?

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as amended (the “Form 10-K”), which contains audited consolidated financial statements for the year ended December 31, 2020, is being sent to all stockholders along with this proxy statement. Additional copies of the Form 10-K will be furnished, without charge, to stockholders upon written request. Exhibits to the Form 10-K will be provided upon written request and payment of an appropriate fee. Stockholders may notify the Company of their requests by writing or calling the Company at its principal executive and administrative offices at 1720 Peachtree Street, Suite 629, Atlanta, GA 30309, Attention: Corporate Secretary, telephone number (404) 239-2863.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires that it file reports, proxy statements and other information with the SEC. The SEC maintains a website on the Internet that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the SEC. The SEC’s website address is http://www.sec.gov. In addition, the Company’s Exchange Act filings may be inspected and copied at the SEC’s public reference room located at 100 F Street, N.E., Washington, DC 20549, on official business days during its hours of operation. Please call the SEC at 1-800-SEC-0330 for further information about its public reference room.

Information About Directors and Director Nominees

Set forth below are descriptions of the backgrounds of the directors and director nominees of the Company, their principal occupations for the past five years, and the specific experience, qualifications and other attributes and skills that led the Board to determine that such persons should serve on the Board of Directors.

Nominees for Director Standing for Election

Dr. Klaas Baks, 49, has served on our board of directors since July 2017. He is the Co-Founder and Executive Director of the Emory Center for Alternative Investments, which was formed in 2008. He also serves as the Atlanta Chair of TIGER 21, which is a peer-to-peer network of high net worth wealth creators, since 2014. In addition, he has been an Associate Professor in the Practice of Finance at Emory University’s Goizueta Business School since 2002. Dr. Baks has a Doctoral degree from the Wharton School at the University of Pennsylvania and a Masters of Arts degree from Brown University.

The Board believes that Dr. Baks is qualified to serve on our Board due to his extensive experience in banking and finance.

U. Bertram Ellis, Jr., 68, has served on our board of directors since July 2017. He has served as the Chairman and Chief Executive Officer of Ellis Capital, a diversified investment firm, since 1984. In addition, Mr. Ellis was the Founder and Chief Executive Officer of ACT III Broadcasting from 1986 to 1991 and Ellis Communication from 1993 to 1996. Mr. Ellis holds a Master of Business Administration from the University of Virginia Darden Business School and a Bachelor of Arts from the University of Virginia.

The Board believes that Mr. Ellis is qualified to serve on our Board due to his extensive experience in serving as Chief Executive Officer in the telecommunications industry and his broad network of contacts.

Karl Krapek, 73, has served on our board of directors since July 2017. He has served as the Lead Director at Prudential Financial, Inc. since 2014, and a Director since 2004, and also as Director of Northrop Grumman Corporation since 2008. From 2002 to 2009, he was the President and Chief Operations Officer of United Technologies Corporation, or UTC, which has a market capitalization of approximately $90 billion. Mr. Krapek has served as an Executive Vice President of UTC since 1997 and as a Director of UTC from 1997 to 2007. Mr. Krapek holds a Master of Science from Purdue University and Bachelor of Science from Kettering University.

The Board believes that Mr. Krapek is qualified to serve on our Board due to his extensive experience on boards and in leadership positions of public companies.

Dennis Lockhart, 74, has served on our board of directors since July 2017. He recently retired from his position as president and Chief Executive Officer of the Federal Reserve Bank of Atlanta, a position he held from 2007 to 2017. Earlier, he was a professor at Georgetown University, School of Foreign Service, from 2003 to 2007. Prior to this, he held senior positions at Heller Financial Inc. and Citicorp (now Citigroup). Mr. Lockhart holds a Master of Arts from Johns Hopkins University and a Bachelor of Arts from Stanford University.

The Board believes that Mr. Lockhart is qualified to serve on our Board due to his extensive experience in banking and finance.

Continuing Directors with Terms Expiring in 2022

Lawrence E. Mock, Jr., 75, serves as Chairman of our Board. Mr. Mock is currently Managing Partner of Navigation Capital Partners, Inc. (“Navigation”), an Atlanta-based private equity firm which he founded in partnership with Goldman Sachs in 2006. Mr. Mock also serves as a director of Stratos Management Systems Holdings, LLC, a Delaware limited liability company (“Holdings”), and previously served as a director of Computex until its acquisition by the Company in April 2020. From 1995 to 2006, he served as President and Chief Executive Officer of Mellon Ventures, Inc., which he founded in partnership with Mellon Financial Corporation, to make private equity and venture capital investments in operating companies. From 1983 to 1995, Mr. Mock was Chief Executive Officer of River Capital, Inc., a company he founded. He holds a Master of Science degree from Florida State University and a Bachelor of Arts degree from Harvard College.

The Board believes that Mr. Mock is qualified to serve on our Board due to his wide-ranging experience in private equity investments.

Darrell Mays, 58, has served as our Chief Executive Officer since being re-appointed to such position in July 2021, and has served on our Board since July 2017. Mr. Mays previously served as our Chief Executive Officer from April 2016 until September 30, 2020. He was the Founder and Chief Executive Officer of nsoro, a turnkey wireless installation services provider, from 2003 to 2008, which was acquired by MasTec in August 2008. Mr. Mays has served as an executive of MasTec since 2008, during which period the revenues and EBITDA of MasTec’s communications division, of which nsoro is a component, increased to approximately $2.3 billion and $245.0 million in 2016, respectively. Mr. Mays holds a Bachelor of Arts degree in Business from Georgia State University.

The Board believes that Mr. Mays is qualified to serve on our Board due to his extensive experience in managing companies in the wireless telecommunications industry and his broad network of contacts.

Carolyn Byrd, 73, has served on our board of directors since March 2021. Ms. Byrd formed GlobalTech Financial, LLC (“GlobalTech”), a private company specializing in business process outsourcing and financial consulting in 2000 and has since served as its Chairman and Chief Executive Officer. Prior to forming GlobalTech, Ms. Byrd had a long career with The Coca-Cola Company, where she was ultimately appointed Vice President, Chief of Internal Audits and Director of the Corporate Auditing Department. She served as a Senior Account Officer at Citibank, N.A. prior to joining Coca Cola. Ms. Byrd has served on the board of directors of Regions Financial Corporation (NYSE: RF) since 2010. She holds a Bachelor’s Degree in Economics and Business Administration from Fisk university and a Master’s Degree in Finance and Business Administration from the University of Chicago Graduate School of Business.

The Board believes that Ms. Byrd is qualified to serve on our Board due to her extensive experience in finance and auditing.

Continuing Directors with Terms Expiring in 2023

Mark Downs, 59, has served on our board of directors since April 2020 and is the founder of Navigation, a private equity firm where he has served as a partner since January 2007. Mr. Downs has in excess of 20 years of experience serving on for profit boards of directors as a control investor. Mr. Downs served as a director of Computex, Inc. from January 2017 to April 2020; a director of Stratos from January 2017 to April 2020; a director of Holdings from January 2017 to April 2020; a director of Michon, Inc. (d/b/a Definition6) from July 2015 to the present; a director of Brown Integrated Logistics, Inc. from January 2017 to the present; a director of Brightwell Payments, Inc. from May 2015 to Present; and a director of Five Star Food Service, Inc. from October 2016 to March 2019 and also from June 2000 to September 2016. Mr. Downs holds a Bachelor’s degree in Economics from the University of Pittsburgh and a Master’s of Management degree from Northwestern University.

The Board believes that Mr. Downs is qualified to serve on the Board due to his extensive experience in private equity investments.

Kent Mathy, 62, has served on our board of directors since July 2020. He currently serves on the Board of Directors of Everbridge Inc. (Nasdaq:EVBG) and JourneyCare Hospice and formerly served as the President and CEO of Sequential Technology International, a business process outsourcer serving large enterprises. Mr. Mathy retired in 2016 as AT&T Inc.’s (NYSE:T) President of the Southeast Region. Previously, Mr. Mathy served as President of AT&T’s North Central Region. Prior to that, he was President-Business Markets Group at Cingular Wireless. Mr. Mathy joined AT&T Wireless Services in 2003 as Executive Vice President, leading the Enterprise Solutions Group. Earlier in his career, Mr. Mathy served as Chairman and CEO of Celox Networks, a telecommunications network equipment company. Before joining Celox Networks, he was with AT&T (prior to its merger with SBC Communications Inc.) for more than 18 years holding numerous management positions across the United States.

Mr. Mathy has also served on the Board of Directors of Ribbon Communications Inc. (“Ribbon”) (Nasdaq:RBBN) and Rogers Wireless, a subsidiary of Rogers Communications, Inc. (NYSE:RCI). Mr. Mathy holds a Bachelor of Business Administration Degree from the University of Wisconsin-Oshkosh.

The Board believes that Mr. Mathy is qualified to serve on our Board due to his extensive experience on boards and in leadership positions of public companies.

Dr. Robert Willis, 52, has served on our board of directors and as Vice Chairman – Capital Markets, since July 2021, and previously served as the Company’s President from April 2016 until the completion of its initial business combination with Computex in April 2021. Dr. Willis has served as a Managing Partner of the SPAC Operations Group at Navigation since April 2020. Dr. Willis became the President of nsoro, a turnkey wireless installation services provider, in 2007 and served in that capacity until its acquisition by MasTec in 2008 and, following its acquisition, served in an advisory role from 2010 through July 2016. From December 2013 until December 2015, Dr. Willis served as Chairman of U.S. Shale Solutions, Inc., a shale services company which he founded in 2013. Prior to nsoro, Dr. Willis served as Chief Executive Officer of Foxcode Inc., a merchant-banking firm. In July 2004, Dr. Willis founded Gaming VC, S.A., an online gaming enterprise which completed a GBP 81 million initial public offering in London in 2004, and served as a member of its board and as its Finance Director until 2007. Prior to that, Dr. Willis was the founder and Chief Executive Officer of Alpine Computer Systems, Inc., a systems integration engineering company established in the 1980s that grew rapidly and was acquired by Delphi Group plc. in 1996, at which time he became Senior Vice President and Chief Information Officer of the parent company. Dr. Willis was awarded a Doctorate in Humane Letters (Hon.) from Newbury College in Boston, MA, in May 2001.

The Board believes that Dr. Willis is qualified to serve on our Board due to his extensive experience on boards and in leadership positions of public companies.

Pursuant to the terms of the Investor Rights Agreement, dated December 1, 2020 (as may be amended or modified, the “Investor Rights Agreement”), between the Company and Ribbon, so long as Ribbon holds an amount of shares of Common Stock equal to at least 25% of the total number of shares of Common Stock issuable upon conversion of the Series A-1 convertible debentures (the “Debentures”) issued to Ribbon at the closing of the transactions contemplated by the Amended and Restated Purchase Agreement, dated as of December 1, 2020, to which the Company and Ribbon are parties (or Debentures convertible in the aggregate into such amount) (the “Minimum Shares”), Ribbon will have the right to nominate one director to our Board. If Ribbon holds the Minimum Shares and does not exercise its right to nominate one director, Ribbon will have the right to designate a Board observer. As of the date of this proxy statement, Ribbon has not exercised its right to nominate a director to our Board.

EXECUTIVE OFFICERS

Our current executive officers are listed in the following table, and certain information concerning those officers follows the table.

Name	Age	Position
Darrell Mays	58	Chief Executive Officer
Kevin Keough	61	President
Thomas H. King	66	Chief Financial Officer

The biographical information with respect to Mr. Mays included above under the caption “Information about Directors and Director Nominees” is incorporated herein by reference.

Kevin Keough has served as our President since July 2021. Mr. Keough has served as Managing Director, Operations, for Navigation since March 2021. Prior to joining Navigation, from October 2020 to March 2021, Mr. Keough was an independent management consultant, serving clients on a range of consulting engagements. From October 2017 to September 2020, he was the Managing Director and Head of Post-Acquisition for Investcorp’s North American Private Equity Group. Prior to joining Investcorp, from 2006 to September 2017 he had been with Arcapita Investment Management and its predecessor firm, Arcapita Inc., ultimately serving in the role of Managing Director and Global Head of Portfolio Management. Before his move into private equity, Mr. Keough spent seven years as a senior executive with FirstEnergy Corporation, a public energy company headquartered in Akron, Ohio. During this period, he held several corporate strategic planning and shared services roles, and served as President of the Ohio Edison Company. He had been a Management Consultant for ten years in the Cleveland Office of McKinsey & Company, Inc, serving as a partner and leader in the Firm’s North American Energy Practice. Mr. Keough holds an MBA from Stanford Graduate School of Business and a BS in Engineering Mechanics, with honors, from the United States Military Academy at West Point.

Thomas H. King has served as our Chief Financial Officer and as a director of Computex since April 2020 and was the Chief Financial Officer of Tier One Holding Corp. and its subsidiaries from January 2017 to June 2019, after serving as its interim Chief Financial Officer between January 2016 and December 2017. Prior to January 2016, Mr. King served as Chief Financial Officer to numerous private equity sponsored companies primarily as an engagement partner with Tatum, a Randstad Company. Also, while at Tatum, he was Chief Financial Officer at Allied Systems Holdings, Inc. between August 2004 and September 2008 and served as Vice President-Finance at Rock-Tenn Company (currently known as WestRock Company) between November 2000 and July 2004. Mr. King was also an Assurance Manager at PricewaterhouseCoopers. Mr. King received a MS Industrial Administration degree from Carnegie-Mellon University and a BS in Business Administration from Pennsylvania State University.

Our officers are elected by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our Bylaws as it deems appropriate. Our Bylaws provide that our officers may consist of a Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Secretary and such other officers (including, without limitation, Vice Presidents, Assistant Secretaries and a Treasurer) as may be determined by the board of directors.

CORPORATE GOVERNANCE

Board Structure and Committee Membership

Our board of directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors, consisting of Messrs. Ellis, Krapek, Lockhart and Dr. Baks, will expire at the annual meeting of stockholders. If re-elected to the Board at the annual meeting, each of such individuals will serve for a three-year term expiring at the 2024 annual meeting of stockholders or until his successor is duly elected and qualified or until his earlier resignation or removal. The term of office of the second class of directors, consisting of Ms. Byrd and Messrs. Mays and Mock, will expire at the annual meeting of stockholders in 2022, and the term of office of the third class of directors, consisting of Messrs. Downs, Mathy and Willis, will expire at the annual meeting of stockholders in 2023.

The following chart summarizes our current standing committee structure:

Name	Audit Committee	Compensation Committee	Nominating Committee
Dr. Klaas Baks	X	X
Carolyn Byrd	X
Mark Downs
U. Bertram Ellis, Jr.		X*
Karl Krapek		X	X
Dennis Lockhart	X*		X
Kent Mathy			X
Darrell Mays
Lawrence E. Mock, Jr.
Robert Willis

*	Chairman of applicable committee.

During 2020, the Board held 9 meetings. Each of our incumbent directors attended at least 75% of all meetings of the Board and any standing committees of the Board on which such director served. We do not have a formal policy regarding Board members’ attendance at annual meetings of stockholders though we encourage Board members to attend.

Independence of Directors

Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the company’s board of directors, would not interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Messrs. Downs, Ellis, Krapek, Lockhart, Baks, Ms. Byrd and Mr. Mathy are “independent directors” as defined in the Nasdaq listing standards.

Audit Committee

We have an audit committee comprised of Messrs. Lockhart, Baks and Ms. Byrd, each of whom is an independent director. Mr. Lockhart serves as the Chairman of the audit committee. Each member of the audit committee is financially literate, and our board of directors has determined that Mr. Lockhart qualifies as an “audit committee financial expert” as defined in applicable SEC rules because he meets the requirement for past employment experience in finance or accounting, requisite professional certification in accounting or comparable experience. The responsibilities of our audit committee, which are specified in our Audit Committee Charter, include:

●	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

●	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

●	discussing with management major risk assessment and risk management policies;

●	monitoring the independence of the independent auditor;

●	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

●	reviewing and approving all related-party transactions;

●	inquiring and discussing with management our compliance with applicable laws and regulations;

●	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

●	appointing or replacing the independent auditor;

●	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

●	approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Compensation Committee

Our compensation committee consists of Messrs. Ellis, Baks and Krapek, each of whom is an independent director under Nasdaq’s listing standards. The compensation committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

●	reviewing and approving the compensation of all of our other executive officers;

●	reviewing our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

●	if required, producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Nominating Committee

Our nominating committee consists of Messrs. Lockhart and Krapek, each of whom is an independent director under Nasdaq’s listing standards. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, stockholders, investment bankers and others.

The guidelines for selecting nominees, which are specified in our Nominating Committee Charter, generally provide that persons to be nominated:

●	should have demonstrated notable or significant achievements in business, education or public service;

●	should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

●	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of our stockholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background, integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by stockholders and other persons.

Code of Ethics and Committee Charters

We have adopted a Code of Ethics applicable to our directors, officers and employees. We have filed a copy of our Code of Ethics, our Audit Committee Charter, our Nominating Committee Charter and our Compensation Committee Charter as exhibits to our registration statement for our initial public offering. You will be able to review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us in writing at 1720 Peachtree Street, Suite 629, Atlanta, GA 30309 or by telephone at (404) 239-2863. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a current report on Form 8-K.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s accounting and financial reporting processes and the audits of its financial statements, including the performance and compensation of the Company’s independent registered public accounting firm. Management has the primary responsibility for the financial statements and the financial reporting processes, including the systems of internal controls and the certification of the integrity and reliability of the Company’s internal control procedures.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s audited financial statements as of and for the period ended December 31, 2020 with management and with UHY LLP, and discussed with UHY LLP the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, and Rule 2-07, Communication with Audit Committees, of Regulation S-X. In addition, the Audit Committee has received the written disclosures and the letter from UHY LLP required by the applicable requirement of PCAOB regarding UHY LLP’s communication with the Audit Committee concerning independence and has discussed with UHY LLP that firm’s independence from the Company and its management. The Committee considered whether the provision of non-audit services by UHY LLP to the Company is compatible with maintaining the independence of UHY LLP, and concluded that the independence of UHY LLP was not compromised by the provision of such services. Additionally, the Audit Committee pre-approved all audit and non-audit services provided to the Company by UHY LLP.

Based on its review of the financial statements and the aforementioned discussions, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

Respectfully submitted by the Audit Committee,

Carolyn Byrd
Dennis Lockhart
Dr. Klaas Baks

AUDIT FEES AND SERVICES

The aggregate fees billed to our Company by UHY LLP for the fiscal years ended December 31, 2019 and December 31, 2020 are as follows:

	2019	2020
Audit Fees(1)	$61,500	$187,211
Audit-Related Fees(2)	$-	$36,388
Tax Fees	$-	$5,125
All Other Fees	$-	$-
Total	$61,500	$228,724

(1)	Audit Fees consist of fees incurred for the audits of our annual consolidated financial statements, for the review of our unaudited interim consolidated financial statements included in our quarterly reports on Form 10-Q for the first three quarters of each fiscal year, fees incurred related to other SEC filings, and fees incurred related to foreign statutory audits.

(2)	Audit-Related Fees consist of fees incurred for accounting consultations, due diligence in connection with planned acquisitions and research services.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The committee may delegate the authority to pre-approve the retention of the independent registered public accounting firm for permitted non-audit services to one or more members of the committee, provided that such persons are required to present the pre-approval of any permitted non-audit service to the committee at the next meeting following any such pre-approval. None of the fees paid to the independent registered public accounting firm under the categories Audit-Related, Tax and All Other Fees described above were approved by the committee after services were rendered pursuant to the de minimis exception established by the SEC.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

On April 7, 2020 (the “Computex Closing Date”), we consummated a business combination transaction (the “Computex Business Combination”) in which we acquired Stratos Management Systems, Inc. (“Computex”), a private operating company that does business as Computex Technology Solutions. Prior to the consummation of the Computex Business Combination, none of our officers or directors received compensation for services rendered to us. The following table summarizes compensation paid to or earned by the Company’s named executive officers during the fiscal year ended December 31, 2020. The following provides, under the scaled reporting rules applicable to smaller reporting companies, an overview of our compensation policies and programs and identifies the elements of compensation for 2020, following the consummation of the Computex Business Combination, with respect to our “named executive officers,” which term is defined by Item 402 of the SEC’s Regulation S-K to include (i) all individuals serving as our principal executive officer at any time during 2020, (ii) our two most highly compensated executive officers other than the principal executive officer who were serving as executive officers at December 31, 2020 and whose total compensation (excluding nonqualified deferred compensation earnings) exceeded $100,000, and (iii) up to two additional individuals for whom disclosure would have been provided pursuant to the foregoing item (ii) but for the fact that the individual was not serving as an executive officer of the Company at December 31, 2020. Our named executive officers for 2020 were Xavier Williams, who served as our Chief Executive Officer from October 2020 until July 2021, Thomas King, our Chief Financial Officer, Graham McGonigal, who served as our Chief Operating Officer through November 2020 and subsequently served as our Chief Strategy Officer until his retirement in April 2021, and Darrell Mays, who served as our Chief Executive Officer until September 2020 and was re-appointed to that position in July 2021.

Name and principal position	Year		Salary ($)	Bonus ($)		Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan ($)	Non-qualified Deferred Compen- sation Earnings ($)	All other compen- sation ($)	Total ($)
Xavier Williams	2020		125,000	750,000	[2]	1,296,250	-	-	-	-	2,171,250
CEO October 2020 - present

Thomas King	2020		212,830	-		471,000	-	-	-	-	683,830
CFO April 2020 - present

Darrell Mays	2020		20,055	-		-	-	-	-	-	20,055
President and CEO
Feb 2017 – September 2020

Graham McGonigal	2020	[3,4]	346,465	25,000		785,000	-	-	-	-	1,156,465
Chief Strategy Officer

[1]	Represents the grant date fair value of 62.5% of the RSU awards for each named executive, as the fair values of the remaining 37.5% have not yet been determined due to the delayed determination of the performance targets.

[2]	Represents a one-time sign on bonus of $300,000 and the bonus for 2020 of $450,000, which was paid in 2021.

[3]	Compensation represents Mr. McGonigal’s total compensation for the period, including the period when he was COO, a position he held until November 30, 2020.

[4]	Excludes $56,221 (including travel) paid to Mr. McGonigal as a consultant during 2020.

Narrative Disclosure Regarding Summary Compensation Table

Compensation Philosophy

The Company’s executive compensation policies are designed to provide competitive levels of compensation meant to integrate salaries with the Company’s goals and objectives and the interests of shareholders, while rewarding performance and retaining qualified and experienced executives. The Compensation Committee of our board of directors is primarily responsible for implementing the Company’s philosophy with respect to executive compensation. There are three primary elements to our executive compensation programs: base salary, cash bonus and RSUs.

The compensation packages are based on the potential impact the executive may have on the Company, the executive’s skills and experience and comparisons with comparable companies.

The American Virtual Cloud Technologies, Inc. 2020 Equity Incentive Plan (the “Plan”) provides for the issuance of stock options, stock appreciation rights, restricted stock, restricted stock units (“RSUs”) and other share-based awards. Stock options have a maximum term of ten years from the grant date. As of December 31, 2020, 5,794,500 shares had been authorized for issuance under the Plan, of which 2,224,500 shares remained available for issuance. The RSUs were issued to certain directors and employees and can only be settled in shares. RSUs awarded to directors are time-based. RSUs issued to nondirectors are 50% time-based and 50% performance-based. Twenty-five percent of the time-based awards vests on each grant date anniversary, while 25% of the performance-based awards vests on December 31st of each year, except that RSUs issued to the Company’s Kandy employees vest over a three year period, if the market condition (stock price target) is met. If the market condition attached to the performance-based awards is not met in any year, the eligibility is delayed until the market condition is met, except that the market condition must be met by the fourth anniversary of the first target date.

Employment Agreements

Xavier Williams

The Company entered into an employment agreement with Mr. Williams effective October 1, 2020 on an “at-will” basis. Mr. Williams’ initial base salary was $600,000 per year, subject to annual reviews and potential increases, at the discretion of the Board. Mr. Williams also received a one-time bonus of $300,000 that was paid within 30 days of his employment. Mr. Williams was also entitled to an annual bonus for each full fiscal year during his employment term, with a target bonus equal to 150% of his annual base salary, subject to the achievement of performance objectives to be established by the Board each year. For 2020, Mr. Williams was entitled to receive a minimum cash bonus equal to 75% of his annual base salary. Pursuant to the employment agreement, Mr. Williams received grants of equity awards under the “Plan” consisting of 500,000 RSUs which was also approved by the Board. Mr. Williams was also entitled to additional annual RSU awards if the Company’s stock price exceeds certain specified targets, as described in the employment agreement.

Mr. Williams’ employment agreement provided for certain severance benefits payable in the event of the termination of his employment without “cause” (as such term is defined in the employment agreement). On July 16, 2021, in connection with Mr. Williams’ departure from the Company, the Company and Mr. Williams entered into a separation agreement and release (the “Separation Agreement”), setting forth the terms of Mr. Williams’ departure from the Company, effective as of the eighth day following such date (the “Effective Date”). Pursuant to the terms of the Separation Agreement, Mr. Williams became entitled to receive, among other things, (i) a severance payment in an amount equal to his then-current base salary of $600,000, payable in two equal installments on or before July 31, 2021 and November 30, 2021, (ii) an amount equal to $448,767.12, which represents a pro rata portion of Mr. Williams’ annual bonus for 2021, which was paid in December 2021, and (iii) the cost of Mr. Williams’ and his dependents’ coverage under COBRA for a 12-month period. The Separation Agreement also provides that 125,000 of Mr. Williams’ unvested restricted stock units vested immediately on the Effective Date, and terminates the non-compete covenant (but not the non-solicitation of employee covenant) contained in the employment agreement between the Company and Mr. Williams.

Thomas King

Effective April 7, 2020, the Company entered into an employment agreement with Thomas King, our CFO, on an “at-will” basis. Mr. King is entitled to receive a base salary of $420,000 per year. Mr. King will also be entitled to an annual bonus for each full fiscal year during his employment term, with a target bonus amount equal to 100% of his annual base salary, subject to the achievement of performance objectives to be established by the Company each year. In connection with his employment, Mr. King was also awarded 300,000 RSUs effective April 7, 2020.

Such employment agreement contains customary confidentiality provisions, which apply both during and for two years after its term, and customary non-competition and non-solicitation provisions, which apply during its term and for one year thereafter.

If Mr. King’s employment is terminated by the Company without “cause” (as defined), the Company will be obligated to pay to Mr. King, in addition to accrued but unpaid salary and benefits, (i) continued payment of base salary for one year and (ii) continued benefits, including health care and life insurance. The Company’s obligation to pay any of the foregoing severance obligations (other than salary and benefits accrued through the date of termination of employment) would be subject to Mr. King’s execution of a release of claims against the Company and Mr. King’s compliance with any surviving non-competition, non-solicitation, confidentiality and assignment of inventions obligations to the Company.

Graham McGonigal

Mr. McGonigal, our Chief Strategy Officer from December 1, 2020 until his retirement in April 2021, was our COO between July 24, 2019 and November 30, 2020, initially as a consultant and then as an employee effective April 7, 2020. Effective April 7, 2020, Mr. McGonigal entered into an employment agreement with the Company, on an “at-will” basis. Mr. McGonigal was entitled to receive a base salary of $500,000 per year and was entitled to an annual bonus for each full fiscal year during his employment term, with a target bonus amount equal to 100% of his annual base salary, subject to the achievement of performance objectives to be established by the Company each year. Mr. McGonigal also received a one-time bonus of $25,000 that was paid within 30 days of the effective date of his employment. Pursuant to such employment agreement, Mr. McGonigal received a grant of 500,000 RSUs under the Company’s 2020 Equity Incentive Plan, which was approved by the Company’s board of directors. Of the 500,000 RSUs granted to Mr. McGonigal, 375,000 were forfeited on his retirement.

If such employment agreement were terminated by the Company without “cause” (as defined), the Company would have been obligated to pay Mr. McGonigal, in addition to accrued but unpaid salary and benefits, (i) continued payment of base salary for one year and (ii) continued benefits, including health care and life insurance. The Company’s obligation to pay any of the foregoing severance obligations (other than salary and benefits accrued through the date of termination of employment) would be subject to Mr. McGonigal’s execution of a release of claims against the Company and Mr. McGonigal’s compliance with any surviving non-competition, non-solicitation, confidentiality and assignment of inventions obligations to the Company. Such employment agreement contains customary confidentiality provisions, which apply both during and for two years after its term, and customary non-competition and non-solicitation provisions, which apply during such term and for one year thereafter. Following Mr. McGonigal’s retirement in April 2021, he continued to provide services on a consulting basis for a period of time.

Other

Commencing on July 27, 2017, we initially paid Pensare Sponsor Group, LLC, a Delaware limited liability company (the “Sponsor”) an aggregate fee of up to $20,000 per month for providing us with office space and certain office and secretarial services. This arrangement is solely for our benefit and is not intended to provide our executive officers or directors compensation in lieu of a salary. The space was not used during the period April 7, 2020 through December 31, 2020 and therefore, by mutual agreement between the parties, no expenses were incurred, by the Company, during such period.

Our Sponsor, members of our management team or their respective affiliates may, from time to time, receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by us.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information about RSUs held by the named executive officers (vesting schedules are discussed in the section above titled “Compensation Philosophy):”

Name	Award date	Shares underlying RSUs issued	Grant date fair value (1)	Unvested RSUs
Xavier Williams	10/1/2020	500,000	$1,296,250	437,500
Thomas King	4/7/2020	300,000	471,000	262,500
Graham McGonigal	4/7/2020	500,000	785,000	437,500

(1)	The grant date fair value excludes 37.5% of the awards which have not yet been valued as the performance targets have not yet been set.

Director Compensation

Directors who are employees of the Company do not receive additional compensation for their services as directors or as members of board committees. Non-employee directors are also not paid any fees in cash. Instead, non-employee directors receive RSUs on the effective dates of their appointments. Twenty five percent of such RSUs vest on the anniversary date of the respective award. The following summarizes the RSUs issued to non-employee directors during the year ended December 31, 2020, none of which had vested at December 31, 2020:

Name	Award date	Shares underlying RSUs issued	Grant date fair value	Unvested RSUs
Larry Mock	4/7/2020	350,000	$1,050,000	350,000
Darrell Mays	10/1/2020	350,000	1,519,000	350,000
Bert Ellis	4/7/2020	60,000	180,000	60,000
Karl Krapek	4/7/2020	60,000	180,000	60,000
Dennis Lockhart	4/7/2020	60,000	180,000	60,000
Klass Baks	4/7/2020	60,000	180,000	60,000
Mark Downs	4/7/2020	60,000	180,000	60,000
Suzanne Shank (director until March 1, 2021)	4/7/2020	60,000	180,000	60,000
Kent Mathy	8/1/2020	60,000	255,000	60,000

The table includes only directors appointed during 2020, and therefore excludes the 60,000 RSUs issued to Carolyn Byrd on or about March 1, 2021 and 300,000 RSUs issued to Navigation in July 2021 in connection with the appointment of Dr. Willis to the Board and of Mr. Keough as an officer.

Compensation Committee Interlocks and Insider Participation

None.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED STOCKHOLDER MATTERS

The following table sets forth information known to the Company regarding the beneficial ownership of our common stock as of December 7, 2021 by:

●	each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

●	each of our executive officers and directors; and

●	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security or has the right to acquire securities within 60 days, including options and warrants that are currently exercisable or exercisable within 60 days. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. The calculation of percentage of beneficial ownership is based on 67,959,483 shares of common stock outstanding as of December 7, 2021:

Name	Number of Shares Beneficially Owned(1)		Percent of Common Stock
Directors and Executive Officers of the Company:
Lawrence E. Mock, Jr.(3)	21,173,995	(4)(6)	31.2%
Darrell J. Mays	14,792,930	(2)	19.7%
Thomas H. King	51,811		*
Mark Downs	15,000		*
U. Bertram Ellis, Jr.	563,821		*
Suzanne Shank (resigned March 1, 2021)	42,000		*
Karl Krapek	42,000		*
Dennis Lockhart	42,000		*
Dr. Klaas Baks	42,000		*
Kent Mathy	15,000		*
Dr. Robert Willis	-		-
Carolyn Byrd	-		-
Kevin Keough	-		-
Xavier Williams (resigned August 31, 2021)	187,500		*
All directors and executive officers as a group (14 individuals)	36,968,057		49.3%
Five Percent or More Holders and Certain Other Holders:
Ribbon Communications Inc.(5)	18,078,221		25.0%
Pensare Sponsor Group, LLC(8)	13,815,858		18.4%
Navigation Capital Partners II, L.P.(6)	10,228,929		15.1%
MasTec, Inc.(7)	5,002,060		7.1%

*	Less than 1% of outstanding shares

(1)	Unless otherwise indicated, the business address of each of the persons and entities is 1720 Peachtree Street, Suite 629, Atlanta, GA 30309.

(2)	Includes 556,017 shares of Common Stock held by certain of Mr. Mays’ family members (or affiliated entities) who reside at least part-time with Mr. Mays. Mr. Mays disclaims beneficial ownership of all shares of Common Stock held by his family members. Also includes shares of Common Stock beneficially owned by Pensare Sponsor Group, LLC, as described in footnote (8).

(3)	Mr. Mock holds an economic interest in Pensare Sponsor Group, LLC and a pecuniary interest in the securities held by Pensare Sponsor Group, LLC. Mr. Mock disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.
(4)

According to the Amendment to Schedule 13D referred to in footnote (6) below, includes (i) 1,783,035 shares of Common Stock held directly by Holdings, (ii) 8,445,894 shares of Common Stock held directly by Navigation Capital, (iii) 905,342 shares of Common Stock held directly by Nobadeer L.P. (“Nobadeer”) and (iv) 10,039,724 shares of Common Stock held directly by Investment Sub.

(5)	According to an Amendment to Schedule 13D filed with the SEC on September 14, 2021 by Ribbon Communications Inc. (“Ribbon”), Ribbon holds 13,700,421 shares of Common Stock and warrants currently exercisable for a total of 4,377,800 shares of Common Stock. The business address of Ribbon is 6500 Chase Oaks Boulevard, Suite 100, Plano, TX 75023.

(6)	According to an Amendment to Schedule 13D filed with the SEC on November 17, 2021, on behalf of (i) Navigation Capital Partners II, L.P., a Delaware limited partnership (“Navigation Capital”), (ii) NCP General Partner II, LLC, a Delaware limited liability company, and the general partner of Navigation Capital (“NCP GP”), (iii) Stratos Management Systems Holdings, LLC, a Delaware limited liability company (“Holdings”), (iv) Navigation Capital Partners SOF I, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of New SPAC Opps (as defined below) (“Investment Sub”), (v) SPAC Opportunity Fund I, L.P., a Delaware limited liability company (“New SPAC Opps”), (vi) Navigation Capital Partners, Inc., a Delaware corporation which controls New SPAC Opps (“SPAC NCP”), (vii) Lawrence E. Mock, a citizen of the United States of America (“Mr. Mock”) and (x) a manager of NCP GP and (y) an officer that controls SPAC NCP, and (viii) John S. Richardson, a citizen of the United States of America (“Mr. Richardson” and collectively with Navigation Capital, NCP GP, Holdings, Investment Sub, New SPAC Opps, SPAC NCP and Mr. Mock, the “Reporting Persons”) and a manager of NCP GP, (a) Holdings directly owns 1,783,035 shares of Common Stock, (b) Navigation Capital directly owns 8,445,894 shares of Common Stock, and as the controlling member of Holdings, may, pursuant to Rule 13d-3, be deemed to beneficially own 1,783,035 shares of Common Stock directly held by Holdings, (c) NCP GP, as the general partner of Navigation Capital, and Mr. Richardson, as a manager of NCP GP, may, pursuant to Rule 13d-3, be deemed to beneficially own 10,228,929 shares of Common Stock, (d) Investment Sub directly owns 10,039,724 shares of Common Stock, (e) New SPAC Opps, as the sole member of Investment Sub, may, pursuant to Rule 13d-3, be deemed to beneficially own 10,039,724 shares of Common Stock, (f) SPAC NCP, as the manager of New SPAC Opps, may, pursuant to Rule 13d-3, be deemed to beneficially own 10,039,724 shares of Common Stock, and (g) Mr. Mock, as a manager of NCP GP, may, pursuant to Rule 13d-3, be deemed to beneficially own (i) 1,783,035 shares of Common Stock held directly by Holdings and (ii) 8,445,894 shares of Common Stock held directly by Navigation Capital. Mr. Mock, given his ability to control SPAC NCP, may, pursuant to Rule 13d-3, be deemed to beneficially own 10,039,724 shares of Common Stock held directly by Investment Sub. In addition, Nobadeer, an unaffiliated entity of all of the Reporting Persons, except for Mr. Mock, directly holds 905,342 shares of Common Stock. Mr. Mock is the general partner of Nobadeer, and as a result, may be deemed to indirectly beneficially own securities held by Nobadeer, Navigation Capital disclaims beneficial ownership of the securities directly held by Holdings except to the extent of its pecuniary interest therein. Mr. Richardson disclaim beneficial ownership of the securities described above except to the extent of his pecuniary interest therein. New SPAC Opps disclaims beneficial ownership of the securities held directly by Investment Sub except to the extent of its pecuniary interest therein. SPAC NCP disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein. Mr. Mock disclaims beneficial ownership of the securities described above except to the extent of his pecuniary interest therein. The business address of each of these stockholders is 2870 Peachtree Rd NW, Unit 509, Atlanta, GA 30305.

(7)	According to an Amendment to Schedule 13G filed with the SEC on September 10, 2021 by MasTec, Inc., (“MasTec”), MasTec holds 2,702,060 shares of Common Stock and warrants currently exercisable for a total of 2,300,000 shares of Common Stock. The business address of MasTec is 800 S. Douglas Road, 11th Floor, Coral Gables, FL 33134.

(8)	Includes 7,017,290 shares of Common Stock underlying warrants that are currently exercisable.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors, and persons who beneficially own more than 10% of our Common Stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, management believes that all of these reports were filed in a timely manner during 2020.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following paragraph discusses related party transactions that occurred during 2020 and/or that are contemplated during 2021 (other than (i) compensation paid or awarded to the Company’s directors, director nominees and executive officers that is required to be discussed, or is exempt from discussion, in the other sections of the annual report on Form 10-K and (ii) equity and Debentures issued in connection with the Computex Business Combination and the Kandy Business Combination, as described elsewhere in the annual report on Form 10-K).

On April 3, 2020, AVCT and the PIPE Investors entered into the Securities Purchase Agreement, pursuant to which the PIPE Investors agreed to purchase, and we agreed to sell to the PIPE Investors, the PIPE Units, each PIPE Unit consisting of (i) $1,000 in principal amount of the PIPE Debentures and (ii) one PIPE Warrant to purchase 100 shares of common stock at an exercise price of $0.01 per whole share. Pursuant to the terms of the Securities Purchase Agreement, we issued to the PIPE Investors approximately 43,169 PIPE Units at the Closing and were allowed to issue up to approximately 56,831 additional PIPE Units in the aggregate in one or more subsequent closings through August 5, 2020. Certain of our officers and directors or their affiliates were issued PIPE Units as follows:

●	Holdings received 20,000 PIPE Units as partial consideration for the Business Combination pursuant to the terms of the Business Combination Agreement;

●	The daughter of Mr. Mays purchased 250 PIPE Units pursuant to the Securities Purchase Agreement;

●	Mr. Ellis purchased 250 PIPE Units pursuant to the Securities Purchase Agreement;

●	Nobadeer LP, an entity controlled by Mr. Mock, purchased 500 PIPE Units pursuant to the Securities Purchase Agreement; and

●	The Sponsor received 8,565.61 PIPE Units in exchange for the cancellation of indebtedness previously incurred by the Company to the Sponsor.

At the Computex Closing Date, we issued to the PIPE Investors the PIPE Debentures having an aggregate principal amount of approximately $43.2 million (including $3.0 million in aggregate principal amount issued as part of PIPE Units sold to MasTec, $20.0 million in aggregate principal amount issued as part of PIPE Units issued to Holdings pursuant to the terms of the Business Combination Agreement and approximately $8.6 million in aggregate principal amount issued to the Sponsor as part of PIPE Units issued in exchange for the cancellation of indebtedness previously incurred by the Company to the Sponsor). The PIPE Debentures bear interest at a rate of 10% per annum, payable quarterly on the last day of each calendar quarter in the form of additional PIPE Debentures, except upon maturity in which case accrued and unpaid interest is payable in cash. The entire principal amount of each PIPE Debenture, together with accrued and unpaid interest thereon, is due and payable on the earlier of (i) such date, commencing on or after October 7, 2022, as the holder thereof, at its sole option, upon not less than 30 days’ prior written notice to the Company, demands payment thereof and (ii) the occurrence of a Change in Control (as defined in the PIPE Debentures).

Each PIPE Debenture is convertible, in whole or in part, at any time at the option of the holder thereof into that number of shares of our common stock calculated by dividing the principal amount being converted, together with all accrued but unpaid interest thereon, by the applicable conversion price, initially $3.45. The conversion price is subject to customary adjustments for stock dividends, stock splits, reclassifications and the like, and is also subject to price-based adjustment, on a “full ratchet” basis, in the event of any issuances of common stock, or securities convertible, exercisable or exchangeable for, common stock at a price below the then-applicable conversion price (subject to certain exceptions). The PIPE Debentures are subject to mandatory conversion if the closing price of the common stock exceeds $6.00 for any 40 trading days within a consecutive 60 trading day-period, subject to the satisfaction of certain other conditions. The PIPE Debentures are subordinated to all Senior Indebtedness (as defined in the PIPE Debentures), including indebtedness under the Credit Agreement.

At the Computex Closing Date, we issued to PIPE Investors the PIPE Warrants to purchase an aggregate of up to 4,316,936 shares of our common stock (including PIPE Warrants to purchase up to 2,000,000 shares, 856,561 shares, and 300,000 shares of our common stock issued to Holdings, the Sponsor and MasTec, respectively, as part of the PIPE Units issued to them), at an exercise price of $0.01 per share. The PIPE Warrants are exercisable at any time through the fifth anniversary of the date of issuance. The number of shares issuable upon exercise of each PIPE Warrant is subject to customary adjustments for stock dividends, stock splits, reclassifications and the like.

Computex was party to a Management Services Agreement, effective February 13, 2012, with Navigation Capital Partners, Inc. (“Management Services Agreement”), a private equity management company owned by Mr. Mock. Pursuant to the Management Services Agreement, Navigation Capital Partners, Inc. provided advisory and management services as requested by Computex. As compensation for such advisory and management services, Computex paid Navigation Capital Partners, Inc. an annual management fee equal to $300,000. The Management Services Agreement was terminated in connection with the consummation of the Computex Business Combination.

Accounts payable and accrued expenses include $1,031,272 of amounts due to Ribbon for reimbursable expenses incurred on the Company’s behalf, net of amounts they collected on the Company’s behalf, and $293,404 for professional services provided after the acquisition as part of an agreed upon transition services arrangement. The expense relating to such professional fees are reflected in cost of revenue ($126,002), research and development ($33,000) and selling and administrative expenses ($134,402), as of December 31, 2020.

Effective October 1, 2020, the Company and Navigation, an affiliate of a shareholder, entered into an agreement whereby Navigation provides capital markets advisory and business consulting services to the Company for a fee of $50,000 per month. Included in selling and administrative expenses for the period April 7, 2020 through December 31, 2020 and accounts payable and accrued liabilities as of December 31, 2020 is $150,000 related to such agreement.

On November 5, 2021, the Company consummated (the “Closing”) the transactions contemplated by the securities purchase agreement, dated as of November 2, 2021 (the “Purchase Agreement”), between the Company and the buyer set forth on the signature page thereto (the “Buyer”).

At the Closing, the Company issued to the Buyer, in addition to 2,500,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), (i) a warrant to purchase up to 5,000,000 shares of Common Stock, as described below (the “Series A Warrant”) and (ii) a warrant to purchase up to 2,500,000 shares of Common Stock (the “Series B Warrant” and, collectively with the Series A Warrants, the “Warrants”). The Series A Warrant and the Series B Warrant each is immediately exercisable at an initial exercise price of $2.00 per share, subject to customary adjustments for stock dividends, stock splits, reclassifications and the like, and subject to price-based adjustment, on a “full ratchet” basis, in the event of any issuances of Common Stock, or securities convertible, exercisable or exchangeable for, Common Stock at a price below the then-applicable exercise price (subject to certain exceptions). The Series A Warrant and Series B Warrant will expire on November 5, 2026 and November 5, 2023, respectively. Commencing on November 15, 2021, the Company will have the right to force the Buyer to exercise the Series B Warrant in the event shares of Common Stock trade at or above $2.40 per share for a period of five consecutive trading days, subject to certain conditions, including equity conditions. Initially, the Series A Warrant is only exercisable for 2,500,000 shares of Common Stock, but upon any exercise of the Series B Warrant, the number of shares issuable upon exercise of the Series A Warrant will be increased by the number of shares of Common Stock issued upon exercise of the Series B Warrant.

Also at the Closing, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with the Buyer. Pursuant to the terms of the Registration Rights Agreement, the Company has agreed to prepare and file with the SEC within 30 days following the Closing a registration statement covering the resale of the shares of Common Stock issuable upon exercise of the Series A Warrants (the “Registrable Securities”), and to use reasonable best efforts to cause such registration statement to be declared effective under the Securities Act of 1933, as amended (the “Securities Act”), as soon as practicable. If the registration statement is not filed within 30 days after the Closing or is not declared effective by the applicable deadline set forth in the Registration Rights Agreement, or under certain other circumstances described in the Registration Rights Agreement, then the Company shall be obligated to pay to the Buyer an amount in cash equal to 1% of the Buyer’s “Effective Purchase Price” (as defined in the Registration Rights Agreement) until the applicable event giving rise to such payments is cured, subject to a cap of 10% of the Buyer’s Effective Purchase Price. The Registration Rights Agreement also provides that the Company is obligated to file additional registration statements under certain circumstances, and provides the Buyer with customary “piggyback” registration rights.

Related Party Policy

Our Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Our audit committee, pursuant to the Audit Committee Charter, will be responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable to us than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

PROPOSALS RECOMMENDED FOR CONSIDERATION BY STOCKHOLDERS

PROPOSAL 1

ELECTION OF DIRECTORS

Our Certificate of Incorporation provides that the number of our directors, other than those who may be elected by the holders of one or more series of our preferred stock, shall be fixed from time to time by resolution of our Board of Directors. Presently, the number of directors is ten.

Nominees

Dr. Klaas Baks, U. Bertram Ellis, Jr., Karl Krapek and Dennis Lockhart have been nominated by our Board of Directors for re-election at the annual meeting.

The Board of Directors expects that each of the nominees listed above will be available for election as a director. However, if by reason of an unexpected occurrence one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Board of Directors may nominate. If a nominee is unable to serve as a director, the Board of Directors may reduce its size or choose a substitute.

Vote Required

The nominee for election as a Class I director at the annual meeting who receive the greatest number of votes cast by the stockholders, a plurality, will be elected as our Class I director. As a result, broker non-votes and abstentions will not be counted in determining which nominees received the largest number of votes cast. You may vote “FOR” all nominees, “AGAINST” all nominees or withhold your vote for any one or more of the nominees.

Board Recommendation

The Board of Directors unanimously recommends a vote “for” the election of all nominees to serve as directors.

PROPOSAL 2

 RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed UHY LLP to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2021. Our organizational documents do not require that our stockholders ratify the appointment of UHY as our independent registered public accounting firm. We are submitting the appointment of UHY to our stockholders for ratification because we believe it is a matter of good corporate practice. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection, but may still retain UHY. We anticipate that representatives of UHY will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

Vote Required

The approval of the ratification of the appointment of UHY as our independent registered public accounting firm for the fiscal year ending December 31, 2021 requires the affirmative vote of the majority of the shares of voting stock present at the annual meeting, in person or represented by proxy, and entitled to vote. As a result, abstentions will have the same practical effect as votes against this proposal. Broker non-votes will have no effect on the outcome of this proposal. However, because brokers generally have discretionary authority to vote on the ratification of our independent auditors, broker non-votes are generally not expected to result from the vote on this proposal. For the approval of the ratification of the appointment of UHY, you may vote “FOR” or “AGAINST” or abstain from voting.

Board Recommendation

The Board of Directors unanimously recommends a vote “for” the ratification of the appointment of UHY as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

PROPOSAL 3

BOARD AUTHORIZATION TO ADJOURN AND POSTPONE THE ANNUAL MEETING

If the number of shares of the Company’s capital stock present at the annual meeting, in person or represented by proxy, and entitled to vote thereon is insufficient to constitute a quorum or if shares of capital stock voting in favor of one or more of the proposals is insufficient to take any of the actions described herein, then the Board intends to move to adjourn and postpone the annual meeting to a later date or dates, if necessary, to enable the Board to solicit additional proxies. In that event, we will ask the Company’s stockholders to vote only upon the adjournment and postponement of the annual meeting, as described in this Proposal 3, and not any of the other proposals.

In this proposal, stockholders will be asked to grant discretionary authority to the holder of any proxy solicited by the Board of Directors so that such holder can vote in favor of the proposal to adjourn and postpone the annual meeting to a later date or dates, if necessary, so that the Board can solicit additional proxies. If the stockholders approve this adjournment proposal, then we could adjourn the annual meeting, and any adjourned session of the annual meeting, and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders who have previously voted. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against any of the proposals to defeat the proposal, we could adjourn the annual meeting without a vote and seek to convince the holders of those shares to change their votes in favor or such proposals.

Generally, if the annual meeting is adjourned, no notice of the adjourned meeting is required to be given to stockholders, other than the announcement at the annual meeting of the place, date and time to which the meeting is adjourned. However, the Company’s Bylaws provide that if the adjournment or adjournments are for more than 30 days, or if after adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the adjourned meeting.

Vote Required

To be approved, the proposal to adjourn and postpone the annual meeting requires the affirmative vote of the majority of the voting power of our shares of voting stock present at the annual meeting, in person or represented by proxy, and entitled to vote thereon whether or not a quorum is present.

Board Recommendation

The Board unanimously recommends that stockholders vote “for” the proposal to authorize the Board of Directors to adjourn and postpone the annual meeting of stockholders to allow time for the further solicitation of proxies.

OTHER INFORMATION

Submission of Stockholder Proposals for the 2022 Annual Meeting of Stockholders

Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at our 2022 annual meeting of stockholders (the “2022 Annual Meeting”), pursuant to Rule 14a-8 promulgated under the Exchange Act, must be received at our principal executive and administrative offices not later than August 15, 2022, which is 120 days prior to the first anniversary of the mailing date of this proxy statement. Any proposal must comply with the requirements as to form and substance established by the SEC for such proposal to be included in our proxy statement.

Under the Company’s Bylaws, stockholders who wish to submit a proposal at the 2022 Annual Meeting, other than one that will be included in our proxy statement, including director nominations, must notify us between August 25, 2022, and September 24, 2022. If the date of the 2022 Annual Meeting is more than 30 days before or after the one-year anniversary of the 2021 annual meeting, a stockholder’s notice of a proposal will be timely if we receive it not earlier than the opening of business on the 120th day before the 2022 Annual Meeting and not later than the later of the close of business on the 90th day before the 2022 Annual Meeting or the 10th day following the day on which we publicly announce the date of the 2022 Annual Meeting. If a stockholder who wishes to present a proposal fails to notify us by August 15, 2022, and such proposal is brought before the 2022 Annual Meeting, then under the SEC’s proxy rules, the proxies solicited by management with respect to the 2022 Annual Meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules. Stockholders should submit their proposals to our principal executive and administrative offices at 1720 Peachtree Street, Suite 629, Atlanta, GA 30309, Attention: Corporate Secretary.

Annual Report and Other Matters

Our Annual Report on Form 10-K for the year ended December 31, 2020, which was mailed to stockholders with or preceding this proxy statement, contains financial and other information about our Company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

We will provide, without charge, additional copies of our Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC, to each stockholder of record as of the Record Date that requests a copy in writing. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibit. Any such requests should be directed to our Corporate Secretary at our principal executive and administrative offices set forth in this proxy statement.

INCORPORATED BY REFERENCE

To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act of 1933, as amended, or the Exchange Act, the section of this proxy statement entitled “Audit Committee Report” (to the extent permitted by the rules of the SEC) will not be deemed incorporated unless specifically provided otherwise in such filing. The information contained in those sections shall not be deemed “filed” with the SEC, or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

OTHER MATTERS

We know of no other matters to be submitted to the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the person named in the enclosed proxy card to vote the shares they represent as our Board of Directors may recommend.

Dated: December 13, 2021

American Virtual Cloud Technologies, Inc. 1720 Peachtree Street, Suite 629 Atlanta, GA 30309

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement, and Proxy Card are available at: https://www.cstproxy.com/avctechnologies/2021

Please sign, date, and mail your proxy card in the envelope provided promptly.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR THE NOMINEES” IN PROPOSAL 1 AND A VOTE “FOR” EACH OF PROPOSALS 2 and 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Thomas H. King as proxy to represent the undersigned at the Annual Meeting of Stockholders to be held on December 23, 2021, at 10:00 a.m. local time at the offices of Greenberg Traurig, LLP, located at 1750 Tysons Boulevard, Suite 1000, McLean, Virginia 22102, and at any adjournments thereof, and to vote the shares of Common Stock the undersigned would be entitled to vote if personally present, as indicated below.

1.	ELECTION OF ALL NOMINEES:	NOMINEES:

	☐ FOR THE NOMINEES	☐ Dr. Klaas Baks
	☐ WITHHOLD AUTHORITY	☐ U. Bertram Ellis, Jr.
	FOR THE NOMINEES	☐ Dennis Lockhart ☐ Karl Krapek
☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☒

		FOR	AGAINST	ABSTAIN

2.	Approval of the ratification of UHY LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2021.	☐	☐	☐
3.	Approval to authorize the Board of Directors to adjourn and postpone the annual meeting to a later date or dates.	☐	☐	☐

If you plan to attend the annual meeting in person, please check the following box:  ☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES, FOR PROPOSALS 2 AND 3, AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

If any other business is presented at the meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the meeting.

Signature of Stockholder	Date
Signature of Stockholder	Date

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.